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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)*
WELLSFORD REAL PROPERTIES, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

950240101

(CUSIP Number)

David J. Greenwald, Esq.
Goldman, Sachs & Co.
85 Broad Street, New York, New York 10004

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 21, 2000

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Secs. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  |  |.

NOTE:     Schedules filed in paper format shall include a signed original and five copies of the schedules, including all exhibits. See Sec. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 2 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                           W/W Group Holdings, L.L.C.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       OO

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 3 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

              Whitehall Street Real Estate Limited Partnership XI

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       PN

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 4 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                             WH Advisors, L.L.C. XI

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       OO

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 5 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                     WHWEL Real Estate Limited Partnership

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       PN

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 6 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                              WHATR Gen-Par, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       CO

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 7 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

              Whitehall Street Real Estate Limited Partnership VII

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       PN

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 8 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                            WHI Advisors, L.L.C. VII

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       OO

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 9 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

               Whitehall Street Real Estate Limited Partnership V

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       PN

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 10 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                             WH Advisors, L.L.C. V

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                       OO

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 11 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                              Goldman, Sachs & Co.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [X]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    New York

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                    PN/BD/IA

                                  SCHEDULE 13D

 CUSIP No. 950240101                                        PAGE 12 OF 16 PAGES

  1    NAMES OF REPORTING PERSONS
       IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                         The Goldman Sachs Group, Inc.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [_]
                                                                           (b) [_]

  3    SEC USE ONLY

  4    SOURCE OF FUNDS (See Instructions)

                                       OO

  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                    [_]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

    NUMBER OF       7    SOLE VOTING POWER
      SHARES                                 -0-
   BENEFICIALLY
     OWNED BY       8    SHARED VOTING POWER
       EACH                                  -0-
    REPORTING
      PERSON        9    SOLE DISPOSITIVE POWER
       WITH                                  -0-

                    10   SHARED DISPOSITIVE POWER
                                             -0-

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-

  12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)                                                    [_]

  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       0%

  14   TYPE OF REPORTING PERSON (See Instructions)

                                     HC/CO

CUSIP No. 950240101	PAGE 13 OF 16 PAGES

             WHWEL Real Estate Limited Partnership, WHATR Gen-Par, Inc., Whitehall Street Real Estate Limited Partnership VII, WH Advisors, L.L.C. VII, Whitehall Street Real Estate Limited Partnership V, WH Advisors, L.L.C. V, W/W Group Holdings, L.L.C., Whitehall Street Real Estate Limited Partnership XI, WH Advisors, L.L.C. XI , Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. hereby amend the report on Schedule 13D, dated August 28, 1997, as amended by Amendment No. 1 thereto dated May 14, 1997, as amended by Amendment No. 2 thereto dated May 14, 1998, as amended by Amendment No. 3 thereto dated June 7, 1999, as amended by Amendment No. 4 thereto dated April 4, 2000, as amended by Amendment No. 5 thereto dated August 10, 2000, as amended by Amendment No. 6 dated September 28, 2000, as amended by Amendment No. 7 dated October 23, 2000, as amended by Amendment No. 8 dated October 26, 2000, and as further amended by Amendment No. 9 dated December 22, 2000 (as so amended, the “Schedule 13D”), filed in respect of shares of common stock, par value $0.01 per share, of Wellsford Real Properties, Inc., a Maryland corporation. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

             Item 5(a) of the Schedule 13D is hereby amended by adding the following paragraph at the end thereof:

After giving effect to the transactions contemplated by the Amendment and other agreements relating thereto, as previously described in this Schedule 13D, none of the Reporting Persons is the beneficial owner of any of the outstanding Common Stock.

             Item 5 of the Schedule 13D is hereby amended by adding the following as clause (e) thereof:

Effective as of December 21, 2000, after giving effect to the transactions contemplated in the Amendment and other agreements relating thereto, as previously described in this Schedule 13D, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the outstanding Common Stock.

CUSIP No. 950240101	PAGE 14 OF 16 PAGES

SIGNATURE

                Each Reporting Person certifies that, after reasonable inquiry and to the best of such Reporting Person’s knowledge and belief, the information set forth in this Statement is true, complete and correct.

Dated: January 4, 2001	WHWEL REAL ESTATE LIMITED PARTNERSHIP By: WHATR Gen-Par, Inc.
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	WHATR GEN-PAR, INC.
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII By: WH Advisors, L.L.C. VII
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	WH ADVISORS, L.L.C. VII
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

CUSIP No. 950240101	PAGE 15 OF 16 PAGES

Dated: January 4, 2001	WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V By: WH Advisors, L.L.C. V
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	WH ADVISORS, L.L.C. V
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	W/W GROUP HOLDINGS, L.L.C.
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

CUSIP No. 950240101	PAGE 16 OF 16 PAGES

Dated: January 4, 2001	WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP XI By: WH Advisors, L.L.C. XI
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	WH ADVISORS, L.L.C. XI
	By:	/s/ Susan L. Sack

		Name: Title:	Susan L. Sack Vice President

Dated: January 4, 2001	GOLDMAN, SACHS & CO.
	By:	/s/ Goldman, Sachs & Co.

		Name: Title:	Ralph Rosenberg Managing Director

Dated: January 4, 2001	THE GOLDMAN SACHS GROUP, INC.
	By:	/s/ Katherine L. Nissenbaum

		Name: Title:	Katherine L. Nissenbaum Attorney-in-Fact